Exhibit 99.(h)(30)

TD AMERITRADE TRUST COMPANY
SHAREHOLDER SERVICE AGREEMENT

This Shareholder Service Agreement, including the Addendum hereto, is made and entered into between TD Ameritrade Trust Company (“TDATC”), a Maine chartered trust company located at 717 Seventeenth Street, Denver, Colorado 80202 and Tributary Funds, (the “Company”), a Nebraska corporation, with its principal office at 1620 Dodge Street, Omaha, NE 68197 and Tributary Capital Management, LLC (the “Advisor”), a Colorado limited liability company with its principal office at 1620 Dodge Street, Omaha, NE 68197 ..

Recitals

A.                                   TDATC is a duly chartered trust company providing trust, custodial and other services to, qualified retirement plans, charitable trusts, and other retirement and savings plans (the “Client Account(s)”). TDATC, in its various capacities, takes custody of securities beneficially owned by its clients and from time to time acquires and disposes of mutual fund shares (“Shares”), including Shares of the Funds as defined below, in response to instructions from its clients or their designated representatives. TDATC does not exercise investment discretion or provide investment advice or advisory services to its clients. The Shares of each mutual fund held by TDATC for a number of client accounts may be held in TDATC’s name in a single account on the records of a Fund account (an “Omnibus Account”).

B.                                   The Company has entered into agreements with each of the mutual fund companies identified at Exhibit A to the Addendum for making payment to certain persons or entities for shareholder servicing and administration of shareholder accounts. The Company may enter into similar agreements with other mutual fund companies in the future, and such additional mutual fund companies may be added to this Agreement as provided below. The mutual fund companies currently identified on Exhibit A to the Addendum and those added to this Agreement in the future are herein individually referred to as the “Fund” and collectively as the “Funds.”

C.                                   The Company represents and warrants that: (i) it has full power and authority to enter into and perform this Agreement; (ii) that the payment to TDATC of any fees pursuant to the Addendum to this Shareholder Service Agreement has been duly authorized and disclosed to the extent such disclosure may be required by state or federal law or regulation; (iii) each Fund is registered as an investment company pursuant to the Investment Company Act of 1940 as amended (the “1940 Act”); and (iv) it will promptly notify TDATC in the event that it is for any reason unable to perform any of its obligations under this Agreement.

D.                          TDATC desires to make the Funds available to the Client Accounts and to provide shareholder servicing and recordkeeping functions required for purchases and redemptions of, and dividends paid on account of, the Shares of the Funds to be held by TDATC for the benefit of the Client Accounts.

Agreement

1.                                               OPERATING PROCEDURES. The parties agree to open and maintain Fund accounts, process, and settle Fund transactions, process and provide notification of Fund transfers, and administer Fund distributions in accordance with the following operational procedures:

(a)                                Procedures for Accounts

(1)            The Company will cause the Funds’ transfer agent (the “Transfer Agent”) to establish and maintain one or more accounts (the “TDATC Omnibus Account(s)”) on its books for each Fund for the Client Accounts. The assets of one or more Client Accounts may be held in any one TDATC Omnibus Account. TDATC, as trustee or custodian of the Client Accounts, will be the shareholder of record for each TDATC Omnibus Account. The Company will provide to TDATC one electronic Fund statement through the NSCC for each TDATC Omnibus Account on a monthly basis.

Each TDATC Omnibus Account will be titled as follows for which participant-level records are maintained by third-party recordkeepers or administrators of employee benefit plans:

(i)                                     “TD Ameritrade Trust Co.,  Attention:      TDATC #           , as Custodian;” or

(ii)                                  “TD Ameritrade Trust Co., Attention: TDATC #            , as Trustee.”

For accounts traded under these names for which investor-level records are maintained by third-party recordkeepers or administrators (“TPAs”) of employer sponsored retirement plans as set forth, TDATC will be permitted extended trading hours up to 8:00 A.M. Eastern Standard Time provided all trades within the late trading period are for Qualified Plans or other employer-sponsored plans that are Defined Contribution Clearing and Settlement (“DCC&S”) eligible and are received by the Plan’s TPA prior to the close of regular trading session of the New York Stock Exchange (normally 4:00 P.M. Eastern Standard Time). Trades placed with the Fund or the Transfer Agent by TDATC within the extended trading hours will receive the Net Asset Value price for the day the trade was received by the TPA.

(2)                       The Company confirms that TDATC has the right to open additional TDATC Omnibus Accounts for each Fund from time to time to accommodate specific investment, distribution or other options and features, and to consolidate existing accounts, if and when TDATC deems any such action appropriate to the needs of the Client Accounts serviced by TDATC.

(3)                       TDATC reserves the right to issue instructions by the National Securities Clearing Corporation (“NSCC”), or by direct or indirect computer systems access mutually agreed upon by the parties, to each Fund to move Shares between TDATC Omnibus Accounts in a Fund and between Funds.

(4)                       The Company agrees to cause the Transfer Agent to establish and maintain an individual Fund account for any Client Accounts where TDATC and the Company agree that such an account is required in order to make accessible certain Fund features based on the nature of the Client Accounts. References hereinafter to TDATC Omnibus Account(s) shall be deemed to include any individual Fund accounts.

(5)                       The Company agrees to cause each TDATC Omnibus Account opened by TDATC to remain open on the books of each Fund regardless of a lack of activity or share balance, except to the extent TDATC takes specific action to close an TDATC Omnibus Account, or to the extent a Fund’s prospectus reserves to the Company the right to close accounts which are inactive. In the latter instance, the Company will give written notice to TDATC at least thirty calendar days prior to closing any TDATC Omnibus Account.

(6)                       The Company confirms that TDATC may open TDATC Omnibus Accounts in a Fund via NSCC.  In order that TDATC may notify the Transfer Agent concerning the purchase of a Fund’s Shares for an TDATC Omnibus Account so opened on the same day as such purchase is requested by a Client, the Company will provide the TDATC Omnibus Account information to TDATC and direct the Transfer Agent to accept purchase notification from TDATC on the same day as the opening of the TDATC Omnibus Account is requested by TDATC, provided such request is made by TDATC prior to the time periods set forth in paragraph 1(a)(1) above.

(7)                       The Company will provide daily Fund pricing and valuation information to TDATC for each TDATC Omnibus Account or will provide daily Fund pricing and valuation information to either Interactive Data Corporation, Vertical Management Systems, Inc. or Bloomberg Financial Markets.

(b)                             Procedures for Transactions

(1)                       The Company confirms that if TDATC notifies the Transfer Agent within the trading hours set forth in paragraph l(a)(l) above on any day the New

York Stock Exchange is open for business (a “business day”) concerning the purchase of a Fund’s Shares, the purchase will be effected on the same business day, and that if TDATC notifies the Transfer Agent after the trading hours set forth in paragraph 1(a)(l) on any business day concerning the purchase of a Fund’s Shares, the purchase will be effected on the next business day. Purchases will be paid for in Federal Funds at prices equal to net asset value. TDATC will make reasonable efforts to ensure that payment is wired to the Transfer Agent prior to 4:00 P.M. Eastern Standard Time on the next business day following the effective date of the purchase.

(2)                       The Company confirms that if TDATC notifies the Transfer Agent within the trading hours set forth in paragraph l(a)(l) on any business day concerning the redemption of a Fund’s Shares, the redemption will be effected on the same business day, and that if TDATC notifies the Transfer Agent after the trading hours set forth in paragraph l(a)(l) on any business day concerning the redemption of a Fund’s Shares, the redemption will be effected on the next business day. The Company confirms that the Transfer Agent will make reasonable efforts to ensure that Federal Funds representing redemption proceeds are wired to TDATC no later than 4:00 P.M. Eastern Standard Time on the next business day following the effective date of the redemption.

(3)                       The Company hereby acknowledges, and will cause each Fund to acknowledge, that each Client Account which is the named owner of Fund Shares held in an Omnibus Account is a shareholder of such Shares within the meaning of Rule 18-f-1 under the 1940 Act and such Fund’s election on Form N-18f-1. For purposes of complying with Rule 18f-1, in the event of a redemption in kind, TDATC agrees to supply the Fund, upon request, the name or account number, the number of Shares and other relevant information for each of the Client Accounts which are beneficial owners of the Fund Shares held in an TDATC Omnibus Account.

(4)                       The parties agree that the cost of each Federal Funds wire transfer is the sole responsibility of the party sending the wire. The parties further agree that the interest cost associated with any delayed wire is the sole responsibility of the party sending the wire.

(5)                       In the event that a Fund cannot verify redemption proceeds due to system problems or other unforeseen circumstances, the Company will settle trades and forward redemption proceeds in accordance with this Agreement based on the information supplied by TDATC.

(6)                       TDATC will maintain separate accounting and recordkeeping for each of the Client Accounts, and will allocate on its records the number of Fund Shares purchased, accrued as dividends and redeemed, and any cash dividends or distributions paid on account of the Shares of each Fund, for each of the Client

Accounts. TDATC will reconcile the amounts posted to each Client Account with the amounts recorded on the Transfer Agent’s records for each Fund for each respective TDATC Omnibus Account.

(8)                       The Company agrees to notify TDATC in writing regarding the closing of any Fund to initial purchases promptly upon receipt of such information from the Fund. TDATC will maintain records at the Client Accounts level to limit the purchase of any such Fund on and after the effective date of such closing to Client Accounts which are not shareholders of the Fund at the time of the purchase request or to Client Accounts which otherwise qualify to purchase Shares of the Fund under other circumstances authorized by the Fund. Subsequent to its receipt of proper notice, TDATC agrees to indemnify and hold harmless the Company and the Fund from any loss, expense or cost associated with the cancellation of any purchase order executed in violation of this section. The Company agrees to cause the processing of all purchase orders requested by TDATC for any Fund closed only to initial purchases.

(9)                       The Company will notify TDATC in writing regarding the closing or suspension of the availability of any Fund by its Board of Directors to all purchases promptly upon receipt of such information from the Fund. TDATC agrees not to process purchase orders in closed Funds as to which it has been so notified.

(10)                The Company will be responsible under this Agreement for the servicing of the respective TDATC Omnibus Accounts and will have no responsibility for the servicing of the Client Accounts. TDATC will provide recordkeeping services to the Client Accounts.

(11)                To the extent, if any, that purchases and redemptions are processed through the NSCC, TDATC confirms that such purchases and redemptions shall be sent by it in accordance with NSCC rules and procedures then in effect.

(c)                                 Procedures for Transfers

(1)                          The Company agrees to cause each Fund to transfer Shares from direct mutual fund, street name broker, and other Fund accounts to the designated TDATC Omnibus Account on the books of the Fund. For the purpose of expediting transfers, each Fund will accept a list from TDATC of the accounts to be transferred. TDATC represents that it has in hand the appropriate and effective authorization to direct each transfer so requested. TDATC agrees to indemnify the Company and each Fund for their performance in accordance with the instructions received from TDATC. Each Fund will process the transfer requests into the TDATC Omnibus Account, and not create or transfer into separate accounts registered in the name of TDATC for the benefit of individual shareholders or account owners.  Copies of transfer forms will be forwarded by TDATC to the Fund as requested by the Fund for recordkeeping purposes.

(2)                          The Company agrees to cause each Fund to notify TDATC via direct or indirect computer systems access mutually agreed upon by the parties (if any) of the completion of each transfer in or out of each TDATC Omnibus Account no later than one business day after the day it occurs. Such transfer notification shall include the date, number of Shares, registration, account number and type, and accrued dividends (where the transfer is processed after record date but before payable date).

(d)                                 Procedures for Income, Capital Gain and Other Distributions

(1)                                 The Company shall provide or cause each Fund or Transfer Agent to provide TDATC with each Fund’s distribution information, via direct or indirect computer systems access mutually agreed upon by the parties (if any), NSCC in a timely manner in order to enable TDATC to administer income, capital gain, or other distributions (the distribution) to the Client Accounts on or as close to declaration date as practicable, including:

(i)                                   the record date, ex-date and payable date of the Fund distribution as soon as practicable after it is announced, but in no case later than three (3) business days prior to record date;

(ii)                                the record date share balance in the TDATC Omnibus Account and the distribution rate per share and the total dollar amount of the distribution, on the first business day after record date;

(iii)                             the reinvest price per share and share amount purchased for reinvestment as soon as each is available; and

(iv)                           any other standard distribution information requested by TDATC within a reasonable time period.

(2)                                 The Company agrees to cause the appropriate Fund parties to assist TDATC in the administration of reinvested trailing distributions attributable to Shares previously liquidated. TDATC will notify the Transfer Agent, prior to 9:00 A.M. Eastern Standard Time on the next business day after TDATC’s receipt of notification of the reinvest price per share described in subsection (d)(l )(iii) above, of the aggregate number of Fund Shares purchased as a result of the reinvestment of the distribution as to which the purchase must be voided in order to administer trailing distributions. The Company confirms that the Transfer Agent will wire all distribution proceeds resulting from voided reinvestment under this section in a separate wire from the redemption proceeds wire described in section l(b)(2) above to TDATC on the business day following the date the Fund administers the TDATC notification to void is received from TDATC. Such wires shall be sent in accordance with the instructions provided to the Company by TDATC, from time to time.

(3)                                 In the event TDATC maintains TDATC Omnibus Accounts with a Fund for the payment of distributions in cash, the Company will cause the Transfer Agent to wire any cash distribution from the Fund to TDATC on payable date per the instructions in 1(d) above.

(4)                                For annual tax reporting purposes, the Company shall cause the Transfer Agent or Fund to: (1) inform TDATC, promptly upon the availability of such information, of any portion of each Fund’s distributions that comprise all information required for 1099 reporting, including but not limited to: foreign source income, return of capital, tax exempt income by state of origin, investment expenses, nontaxable distributions, Section 1202 gain or unrecaptured Section 1250 gain (2) Transfer agent will promptly provide such information direct or indirect computer systems furnished by the parties (3) such information must be received by TDATC in order to prepare its annual tax reporting duties. Failure to furnish such information will relieve TDATC of any tax reporting duties.

2.                                                SERVICE FEES. In consideration for providing the services under this Agreement, the Company will pay TDATC the Service Fees listed at Section 1 of the Addendum attached hereto. Where services vary depending on the business unit or share class, the fee paid may vary and is so indicated in the Addendum.

3.                                               REPORTING OF TRANSACTIONS. The Company will furnish, or cause to be furnished to TDATC:

(a)                                        On a transaction-by-transaction basis, a confirmation that will set forth for each TDATC Omnibus Account the number of Shares purchased or redeemed, the beginning and ending share balances, and the net asset value per share. The Company will electronically transmit such confirmation to TDATC no later than the business day next following the transaction being reported.

(b)                                       As to each Fund and prior to 8:00 P.M. Eastern Standard Time on every business day, notification to TDATC as to such Fund’s closing net asset value and public offering price (if applicable) for that day via direct or indirect computer systems access mutually agreed upon by the parties (if any).

(c)                                         On a daily basis for each Fund that pays daily dividends, the following record date information for the previous business day; TDATC Omnibus Account share balance, daily rate, TDATC Omnibus Account accrual dividend amount for that day, and TDATC Omnibus Account accrual dividend amount for the period-to-date. TDATC will maintain accurate records as to the accrual start and stop parameters for each Fund based upon information supplied by the Company.   The Company agrees to supply such

information to TDATC at the inception of this Agreement and as needed thereafter to keep TDATC’s records current and accurate.

4.                                                 TDATC SERVICES TO THE CLIENT ACCOUNTS. TDATC will assist the Client Accounts in processing purchase and redemption transactions; changing dividend options, account designations and addresses; and establishment and maintenance of Client Accounts and records. TDATC will provide additional services to the Client Accounts as required in the separate custodial account, trust account, or service agreement between TDATC and each Client Account (the “Account Establishment Documents”). TDATC will cause the mailing to the Client Accounts of all currently effective prospectuses of the Fund, proxy materials (including notices, proxy statements, and forms of proxies), periodic Fund reports and other communications which must be furnished by law to shareholders, and in accordance with the terms of the applicable TDATC Account Establishment Document or Service Agreement. Upon TDATC’s request, the Company will provide TDATC with sufficient copies of any requested communications to ensure TDATC is able to fulfill its obligations as described in this Section 4. The cost of any distribution of such materials will be paid by the Company and will not be the responsibility of TDATC.

5.                                                COORDINATION OF OPERATIONS.  The Company will cause appropriate personnel to be made available, as may be reasonably requested by TDATC, to consult with TDATC in coordinating operations pursuant to this Agreement, and to assist TDATC in resolving any account discrepancies between TDATC and the Fund.

The Company will timely notify TDATC of any material changes in a Fund or its sponsor. Material changes shall include, but not be limited to, the following: name changes, changes in CUSIP number, changes in underwriters, fund closures (either to new investors or permanently closed), changes in Blue Sky registration and implementation of short-term redemption rates. Notice shall be given by phone or E-Mail to Dave Compton at (303) 294-5300 or david.compton@tdameritrade.com. Notice will be deemed to be timely if given no later than two business days prior to the change taking effect. In the event the Company fails to give timely notice of a change, any loss resulting from such failure shall be paid for by the Company to TDATC or its clients.

6.                                               STATUS OF TDATC.   The parties acknowledge and agree that the services provided by TDATC are recordkeeping and related services only and are not the services of an underwriter or a principal underwriter of the Funds within the meaning of the Securities Act of 1933 as amended or the 1940 Act. This Agreement does not grant TDATC any right to purchase Shares from the Funds, nor does it constitute TDATC an agent of the Funds or of the Company, for purposes of selling Shares of the Funds to any dealer or to the public, or for any other purposes. To the extent TDATC enters any purchase or redemption order for an TDATC Omnibus Account, such purchase or redemption order will be made by TDATC (a) as agent of each of the Client Accounts whose Shares are the subject of such purchase or redemption order, and (b) pursuant to instructions from the account owner, participant,  named fiduciary entity or any other person with investment discretion and authority for the assets that are the subject of the transaction.

7.                                      AML POLICY. TDATC, a financial institution, has implemented a program to ensure its compliance with Title III of the USA PATRIOT Act. TDATC has also established a Anti-money Laundering (“AML”) program. TDATC’s AML program includes: (a) internal policies, procedures, and controls reasonably designed to detect activities indicative of money laundering, (b) the designation of an AML compliance officer to implement the program, (c) ongoing training of appropriate employees in AML requirements relevant to their functions and (d) an internal audit function to test the program. TDATC’s AML program includes procedures for determining whether a customer appears on any list of known or suspected terrorists or terrorist organizations issued by any Federal government agency (including those issued by the Office of Foreign Assets Control (“OFAC”)) and for responding to requests from the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”). TDATC agrees to provide Company, upon request, its certification of compliance with relevant AML laws and regulations.

8.                                      ORDER HANDLING. TDATC represents and warrants that it has implemented policies and procedures reasonably designed to ensure that: (i) it is following all relevant rules and regulations that apply to it regarding the handling of mutual fund orders on a timely basis, (ii) all mutual fund orders accepted and transmitted by it for same-day pricing have been received by it or, in the case of orders placed on behalf of qualified plan participants, by the plan’s TPA, prior to the close of business on the New York Stock Exchange, and (iii) it time stamps or otherwise maintains records that enable it to establish the time of receipt of trade orders by it, and, in the case of orders placed by Plan participants with the Plan’s TPA, contractually obligates each plan TPA to do the same. TDATC further represents and warrants that it shall assist the Company in its efforts to identify and discourage trading activity that may be disruptive or impermissible by providing, upon request, the identity of any TDATC client trading the Funds and restricting access to a Fund by any TDATC client at the Company’s request.

9.                                      CLIENT ACCOUNT INFORMATION.    TDATC or its designee agrees to provide, or make available to, the Fund, upon written request, the information required by Rule 22c-2  under the Investment Company Act of 1940, as amended,  (“1940  Act”) regarding Client Accounts,  including:  the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”), if known, of any or all Client-shareholder(s)   of the Client Account and the amount, date, name or other identifier of any investment professional( s) associated with the Client-shareholder(s) or Client Account (if known),  and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Client Account maintained by TDATC during the period covered by the Fund’s request.

(a).  Period Covered by Request.  Each of the Fund’s requests must set forth a specific period, not to exceed ninety (90) calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(b). Form and Timing of Response. TDATC or its designee agrees to transmit, promptly upon request of the Fund or its designee, the requested information specified in this Section 9. If requested by the Fund or its designee, TDATC agrees to use best efforts to determine promptly whether any specific Client Account or Client-shareholder about whom it has received the identification and transaction information specified in this Section 9 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, TDATC or its designee agrees to promptly either: (i) provide (or arrange to have provided) the information set forth in this Section 9 for those Client-shareholder(s) who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, on behalf of other persons, securities issued by the Fund. TDATC additionally agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format.

(c). Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Section for marketing or any other similar purpose without the prior written consent of TDATC.

(d). Agreement to Restrict Trading. TDATC or its designee agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Fund Shares by a Client-shareholder, Client Account or indirect intermediary that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through TDATC’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i). Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Client-shareholder(s) or Client Account(s) or other agreed upon information to which the instruction relates.

(ii). Timing of Response. TDATC or its designee agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by TDATC or its designee.

(iii). Confirmation by TDATC. TDATC or its designee must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. TDATC or its designee agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

10.                                          AMENDMENTS. No amendment to the terms and conditions of this Agreement shall be effective unless in a writing signed by all parties hereto. The parties agree that Funds may be deleted from and additional Funds may be added to this Agreement (and thus would become Funds for purposes of this Agreement), whenever the parties sign an Amendment to Exhibit A of the Addendum that identifies such Funds, at which time this Agreement will be deemed to have been so amended without further action by the parties.

11.                                         TERMINATION. Either party may terminate this Agreement:

(a)        Upon 60 calendar days’ written notice to the other party;

(b)        Upon 30 calendar days’ written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured within that 30-day period;

(c)         Upon institution of any investigation or proceedings relating to the legality of the terms and conditions of this Agreement, by the Securities and Exchange Commission or any other regulatory or self-regulatory body or organization;

(d)         Upon assignment of this Agreement in contravention of its terms;

(e)         Upon such shorter notice as is required by law, order, or instruction of any court or regulatory body or self-regulatory body having jurisdiction over the terminating party.

12.                                        RESOLUTION OF DISPUTES.   All disputes arising out of or in connection with this Agreement (except disputes concerning the Company’s use of TDATC proprietary information described in Section 14) will be settled by arbitration, to be conducted pursuant to the commercial rules of the American Arbitration Association. All arbitration proceedings will take place only in Denver, Colorado before one arbitrator. To the extent not preempted by federal law, Colorado statutory law (including without limitation the statutes governing the award of damages and arbitration) and Colorado common law will control during arbitration. Both parties waive any right either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body, except that TDATC expressly reserves the rights granted to it in

Section 14. Arbitration is final and binding on the parties. An award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the pertinent party. The prevailing party in any arbitration, or in any judicial proceeding relating to the rights of TDATC under Section 14, will be entitled to reasonable attorneys’ fees and costs. The arbitrator shall not have authority to award punitive, consequential or exemplary damages or to award any equitable relief.

13.                                         INDEMNIFICATION OBLIGATIONS. TDATC agrees to indemnify and hold harmless the Company, its directors, officers, employees, and agents from any loss, expense, cost, liability, or damage (including reasonable attorneys fees) which may be suffered by them as a result of any breach of this Agreement by TDATC or arising from any negligent act or omission of TDATC in the performance of its duties under this Agreement. The Company agrees to indemnify and hold harmless TDATC, its directors, officers, employees and agents from any loss, expense, cost, liability, or damage (including reasonable attorney’s fees) which may be suffered by them as a result of any breach of this Agreement by the Company or arising from any negligent act or omission of the Company in the performance of its duties under this Agreement.

14.                                        INDEMNIFICATION PROCEDURES. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Party indemnified hereto with respect to which such Party (“Indemnified Party”) may make a claim against any other Party hereto (“Indemnifying Party”) pursuant to this Agreement,  then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

15.                                       CONFIDENTIALITY OF INFORMATION. The information provided to the Company or to be provided to it under this Agreement relating to the Client Accounts (including the names and addresses of the Account Owners, the account numbers of the Client Account, and any similar information) is the proprietary information of TDATC. Each party agrees that, with respect to Non-public Personal Information, as that term is defined in the Gramm-Leach-Bliley Act (the “Act”), it will comply with the Act and regulations applicable to it and that it will not disclose any Non-public Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by applicable law and regulation, and in such cases only after receipt of written authorization from the other party to this Agreement.

Prior to disclosing any information regarding a Client Account to any person or entity in accordance with a requirement of law, the Company will redact such information to the greatest extent permissible under law and will provide TDATC with a reasonable opportunity to appear in any judicial, administrative or arbitration proceeding or investigation to contest the disclosure of such information. The Company also agrees not to use such information for its benefit or the benefit of any affiliate of the Company, directly or indirectly. The obligations of the Company under this Section 14 will continue after the termination of this Agreement, for whatever reason. The Company agrees that TDATC will be entitled to obtain injunctive relief against the Company for any violation of its duties hereunder, without prejudicing TDATC’s right to obtain money damages.

16.                                        INTEREST ON AMOUNTS DUE. Any amount due under this Agreement from one party to another party will bear interest, from the date such amount is due until such payment is made, at a rate equal to the “prime rate” as published from time to time by The Wall Street Journal.

17.                                        MARKETING MATERIALS. TDATC may place the name of the fund family and the Funds on its list of administratively feasible investments (may be referred to as the mutual fund universe), which may appear on its web site and in marketing materials directed to Third Party Administrators and Registered Investment Advisors.

18.                                        ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof. This Agreement may be modified, and any provision of this Agreement may be waived, only in writing signed by the parties. No failure of either party to insist upon strict performance of any provision of this Agreement shall constitute a waiver. To the extent that the parties have executed or execute in the future Fund/SERV (including DCC&S) and/or Networking agreements, the terms of those agreements and the applicable rules of the National Securities Clearing Corporation will prevail over the terms of this Agreement where they are inconsistent with this Agreement and when the transaction was made through Fund/SERV (including DCC&S) or Networking.

19.                                       ASSIGNMENT. This Agreement may be assigned upon 30 calendar days’ written notice to the non-assigning party. If within such period, the non-assigning party gives written objection to the assignment the assignment shall not be made. Failure to timely provide written notice of objection shall constitute acceptance of the assignment.

20.                                       SEVERABILITY. If any provision or any part of a provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of such provision or of this Agreement with such provision or part omitted will remain in full force and effect.

21.                                          COMPLIANCE WITH LAWS.  Each party agrees to abide by all federal and state laws and regulations applicable to such party in connection with the performance of its obligations under this Agreement.

22.                                          SURVIVAL OF OBLIGATIONS.   The representations and warranties of the parties and all obligations and responsibilities of the parties under this Agreement, including all payment obligations, as to periods through the date this Agreement is terminated, will survive the termination of this Agreement. Without limiting the foregoing, the provisions of Sections 11, 12, 13, 14 and 15 will continue to apply after termination of this Agreement.

23.                                         SURVIVAL OF COMPENSATION.  All rights of compensation under this Agreement for services performed as of the termination date will survive termination of this Agreement.

24.                                        NOTICES. Except as otherwise provided in this Agreement, all notices given under this Agreement shall be in writing and will be given only by delivery in person, by deposit in the United States mails, using certified mail, by commercial overnight delivery service, or by facsimile transmission (with machine confirmation) or electronic mail at the address for notices set forth at Section 2 of the Addendum. Notices will be deemed delivered when delivered in person or, if mailed by certified mail, on the third business day after the date of deposit into the United States mails, and upon receipt, if by commercial overnight delivery service. Facsimile transmission and electronic mail will be deemed received the same day as sent.

25.                                       EFFECTIVE DATE. This Agreement will be effective on the date signed by TD AMERITRADE Trust Company.

26.                                       FORCE MAJEURE. Notwithstanding any other provision of this Agreement, neither party shall be liable for any delay or failure of performance caused by fire, flood, or other casualty or natural disaster, equipment or power failure, acts of government, or any other cause beyond its reasonable control.

27.                                       GOVERNING LAW. This Agreement will be construed by and governed in accordance with the laws of the State of Colorado, without reference to conflicts of law principles. Both parties have had the opportunity to have counsel review this Agreement. The parties agree that any rule of law or principle of construction that provides that an agreement shall be construed against the drafter of the agreement shall not apply to the terms and conditions of this Agreement.

28.                                      SINGLE AGREEMENT. This Shareholder Service Agreement includes the Addendum hereto.  Collectively this Shareholder Service Agreement and the Addendum shall constitute a single agreement. In the event of any inconsistency between the terms of this Shareholder Service Agreement and the Addendum, the terms of the Addendum shall prevail.

Tributary Funds (Company)

By:	/s/ Stephen R. Frantz
Its:	Stephen R. Frantz
Date:	4/29/15

TD AMERITRADE TRUST COMPANY (TDATC)

By:	/s/ John Newman
Its:	John Newman, EVP
Date:	May 11, 2015

ADDENDUM TO

SHAREHOLDER SERVICE  AGREEMENT

WITH TD AMERITRADE TRUST COMPANY

This Addendum to Shareholder Service Agreement (the “Addendum”) supplements the terms of that particular Shareholder Service Agreement entered into on the same date as set forth below by and between TD AMERITRADE Trust Company (“TDATC”) and Tributary Funds  (“Company”). The parties agree that the Shareholder Service Agreement, together with this Addendum, shall form a single agreement between them.

Section 1: Fees

A.     In exchange for the shareholder services provided by TDATC herein, beginning on the Effective Date of this Agreement for each Fund or fund company listed on Exhibit A, the Company will pay TDATC a service fee equal on an annual basis to 0.25% of the average daily net asset value of the Shares of such Institutional Class of Fund which are owned beneficially by the Client Accounts during such period. For the provision of participant-level recordkeeping services to employee benefit plan accounts, the Advisor will pay to TDATC an additional service fee equal on an annual basis to 0.15% of the average daily net asset value of the shares of such Institutional Class of Fund which are owned beneficially by accounts or plans during such period

In exchange for the shareholder services provided by TDATC herein, beginning on the Effective Date of this Agreement for each Fund or fund company listed on Exhibit A, the Company will pay TDATC a service fee equal on an annual basis to 0.0% of the average daily net asset value of the Shares of such Institutional Plus Class of Fund which are owned beneficially by the Client Accounts during such period. For the provision of participant-level recordkeeping services to employee benefit plan accounts, the Advisor will pay to TDATC an additional service fee equal on an annual basis to 0.10% of the average daily net asset value of the shares of such Institutional Plus Class of Fund which are owned beneficially by accounts or plans during such period

B. TDATC will provide the Company, via facsimile, e-mail, or US Mail with a quarterly/monthly (circle one) invoice for the service fee, showing the calculation used to arrive at the amount due, within ten (10) calendar days of the end of the billing period for which such fees are due. Such fees will be paid by the Company to TDATC by check or wire transfer no later than twenty (20) calendar days after the Company receives the invoice from TDATC.

C.  Company’s contact for billing inquiries and invoices shall be:

Name: Brittany Fahrenkrog

Title: Director of Client Service

Phone number: 402-602-3401

E-mail: bfahrenkrog@tributarycapital.com

Fax number: 402-938-5608

Company agrees to notify TDATC of any change to the contact for billing inquiries and invoices as soon as practicable, but in no case later than ten (10) calendar days after the end of the billing period during which such change occurs.

Section 2: Notices

Notices to TDATC shall be made to:  TD Ameritrade Trust Company

717 17th Street, Suite 1700 Denver, CO 80202 Fax (303) 294-5363 Attn: Legal Department

Notices to Company shall be made to:	Tributary Funds 1620 Dodge Street, Stop 1089 Omaha, NE 68197 (402)938-5608 Attn: Mutual Fund Administration

In witness whereof, the parties have executed this Addendum on the respective dates set forth below.

TD AMERITRADE TRUST		Tributary Funds
(TDATC)		(Company)

By:	/s/ John D. Newman	By:	/s/ Stephen R. Frantz
Its:	EVP/COO	Its:	Stephen R. Frantz
Date:	5-8-15	Date:	4/29/15

Tributary Capital Management
(ADVISOR)

By:	/s/ Stephen R. Frantz
Its:	Stephen R. Frantz
Date:	4/29/15

EXHIBIT A

to Addendum to Shareholder Service Agreement Mutual Fund Companies

Fund Name	Cusip	Ticker Symbol	Service Fee

Small Company - Instl	320269764	FOSCX	Fund Paid: 0.25% Advisor Paid: 0.15% Total: 0.40%

Small Company -Instl Plus	89609H704	FOSBX	Advisor Paid: 0.10%

Growth Opportunities -Instl	320269772	FOGRX	Fund Paid: 0.25% Advisor Paid: 0.15% Total: 0.40%

Growth Opportunities – Instl Plus	89609H605	FOGPX	Advisor Paid: 0.10%

Balanced Fund -Instl	320269814	FOBAX	Fund Paid: 0.25% Advisor Paid: 0.15% Total: 0.40%

Balanced Fund -Instl Plus	89609H308	FOBPX	Advisor Paid: 0.10%

Short/Intermediate Bond -Instl	320269830	FOSIX	Fund Paid: 0.25% Advisor Paid: 0.15% Total: 0.40%

Short/Intermediate Bond Fund - Instl Plus	89609H100	FOSPX	Advisor Paid: 0.10%

Income - Instl	320269798	FOINX	Fund Paid: 0.25% Advisor Paid: 0.15% Total: 0.40%

Income -Instl Plus	89609H209	FOIPX	Advisor Paid: 0.10%